SETTLEMENT AGREEMENT AND MUTUAL RELEASE

     This Settlement Agreement and Mutual Release (hereinafter "Agreement") is entered into as of the 31 day of May, 2000, by and between plaintiff Troy D. Wiseman, as Trustee of the Wiseman Family Trust UDT 10/31/89 (hereinafter "Wiseman"), defendant Richard C. Peplin, Jr. (hereinafter "Peplin"), and third-party Colmena Corporation (hereinafter "Colmena") according to the following terms and conditions:

                                        I
                                    RECITALS

         1.1 As used herein, "Wiseman" means Troy D. Wiseman, as Trustee of the Wiseman Family Trust UDT 10/31/89, business address of InvestLink, 1901 N.
Roselle Road, Suite 1030, Schaumburg, Illinois 60195, its successors and assigns.

     1.2 As used herein, "Peplin" means Richard C. Peplin, Jr., residing at 28900 Lake Road, Bay Village, Ohio 44140, his successors and assigns. 1.3 As used herein, "Colmena" means the Colmena Corporation, a Delaware corporation with its principal place of business at 1941 Southeast 51st Terrace, Ocala, Florida 34471, including all of its predecessors and successors in interest, parent and subsidiary corporations, divisions, affiliates, and related entities, as well as their officers, directors, stockholders, employees, agents, representatives, attorneys, and insurers.

     1.4 As used herein the "the Parties" refer collectively to Wiseman, Peplin, and Colmena, as they are described in Recitals 1.1, 1.2 and 1.3, respectively.

     1.5 Wiseman alleges that Peplin failed to return sums and interest due to Wiseman under a written Guaranty dated October 13, 1997 (the "Guaranty").

     1.6 Wiseman has asserted claims against Peplin for damages allegedly arising from the breach of the Guaranty, as more particularly described in the complaint filed in the Circuit Court of Cook County, Illinois in Troy D. Wiseman
v. Richard C. Peplin, Jr., Case No. 00 L 2462 (hereinafter referred to as the "Lawsuit").

     1.7 The undersigned parties desire to enter into this Agreement in order to provide for certain payments in full and complete release, discharge and settlement of the claims against Peplin set forth in this Lawsuit upon the terms and conditions set further herein without the necessity of proceeding to trial on the merits with all of the attendant expense.

                                       II
                                     PAYMENT

     2.1 In consideration of the dismissal with prejudice of this Lawsuit and the release and remaining promises set forth in this Agreement, Peplin agrees to make a sum payment in the amount of Eleven Thousand and no/100 Dollars ($11,000.00), payable in eleven equal monthly installments of One Thousand and no/100 Dollars ($1,000.00).

     2.2 The first such installment of said payment shall be made contemporaneously with the signing of this Agreement. The first installment shall be made in the form of a certified cashiers check, payable to Troy D. Wiseman, in the amount of One Thousand and no/100 Dollars ($1,000.00).

     2.3 Each of the ten (10) remaining payments of One Thousand and no/100 Dollars ($1,000.00) shall also be made in the form of a certified cashiers check payable to Troy D. Wiseman, to be received by Wiseman at the business address indicated in Recital 1.1, no later than the fifth (5th) day of each successive month following the execution of this Agreement, beginning with July 2000. As such, the second installment of One Thousand and no/100 Dollars ($1,000.00) shall become due on July 5, 2000.

     2.4 The failure to timely remit any of the eleven installments due under this Agreement shall constitute a material breach of the Agreement, and any and all consideration, concessions, or furtherances advanced by Wiseman including, but not limited to the re-filing of the claims advanced in this Lawsuit, shall be withdrawn.

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     2.5 As additional  consideration  for the dismissal  with prejudice of this
Lawsuit and the release and remaining promises set forth in this Agreement, the Colmena Corporation shall transfer to Wiseman five hundred thirty-three thousand three hundred and thirty-three (533,333) shares of Colmena Corporation stock, currently valued at 7.5 cents per share.

     2.6 Colmena in no way undertakes Peplin's liability for his obligations of Eleven Thousand Dollars and no/100 in cash. Peplin's obligations are independent of Colmena's under this Agreement.

     2.7 Said dismissal order shall be without prejudice until such time as the entire Eleven Thousand Dollars and no/100 is paid in full to Wiseman. At such time, the dismissal shall mature into a dismissal with prejudice, and any and all claims giving rise to this Lawsuit shall become extinguished.

                                       III
                     MUTUAL RELEASE AND AGREEMENT RESPECTING
                 PRESENT AND FUTURE CLAIMS AND CAUSES OF ACTION

     In consideration of the above payments, the Parties agree to the following:
3.1 Wiseman and his attorneys shall file, or cooperate in filing, and take all further steps that may be necessary to secure the Court's entry of an appropriate Order dismissing this Lawsuit. Said dismissal shall mature into a dismissal with prejudice upon the final payment due under this Agreement.

     3.2 Wiseman releases and forever discharges Peplin , and all of his predecessors and successors in interest, assignees, nominees, past, present and future subsidiaries, affiliates, divisions, officers, directors, employees, stockholders, attorneys, representatives, partners and agents, as well as all of the subsidiaries, divisions, affiliates, directors, officers, agents, employees, insurers, attorneys, heirs, executors, administrators, and assignees of all those persons and entities (hereinafter all collectively referred to as the "Released Defendants"), of and from all claims, demands, obligations, actions, or causes of action, however denominated, for any injury or damage, related to this Lawsuit.

     3.3 Peplin releases and forever discharges Wiseman, and all of his predecessors and successors in interest, assignees, nominees, past, present and future subsidiaries, affiliates, divisions, officers, directors, employees, stockholders, attorneys, representatives, partners and agents, as well as all of the subsidiaries, divisions, affiliates, directors, officers, agents, employees, insurers, attorneys, heirs, executors, administrators, and assignees of all those persons and entities (hereinafter all collectively referred to as the "Released Plaintiffs"), of and from all claims, demands, obligations, actions, or causes of action, however denominated, for any injury or damage, related to this Lawsuit.

     3.4 Wiseman releases and forever discharges Colmena, and all of its predecessors and successors in interest, assignees, nominees, past, present and future subsidiaries, affiliates, divisions, officers, directors, employees, stockholders, attorneys, representatives, partners and agents, as well as all of the subsidiaries, divisions, affiliates, directors, officers, agents, employees, insurers, attorneys, heirs, executors, administrators, and assignees of all those persons and entities (hereinafter all collectively referred to as the "Released Third-Parties"), of and from all claims, demands, obligations, actions, or causes of action, however denominated, for any injury or damage, related to this Lawsuit.

     3.5 Colmena releases and forever discharges Wiseman, and all of his predecessors and successors in interest, assignees, nominees, past, present and future subsidiaries, affiliates, divisions, officers, directors, employees, stockholders, attorneys, representatives, partners and agents, as well as all of the subsidiaries, divisions, affiliates, directors, officers, agents,

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employees, insurers, attorneys, heirs, executors,  administrators, and assignees of all those persons and entities (hereinafter all collectively referred to as the "Released Plaintiffs"), of and from all claims, demands, obligations, actions, or causes of action, however denominated, for any injury or damage, related to this Lawsuit.

     3.6 It is understood that the interest of this Agreement is that Plaintiff, Defendant, and Third Party will protect and hold each other harmless from any future or further payments or exposure with regard to the matters addressed in this Agreement.

     3.7 The Parties acknowledge that the payment reflected in this Agreement is full and fair compensation, is made to compromise and settle claims disputed as to both liability and amount, and is made to Wiseman in settlement and release of all claims against any of the Released Defendants, Released Plaintiffs, or Released Third-Parties arising out of this Lawsuit.

                                       IV
                            MISCELLANEOUS PROVISIONS

     4.1 The Parties agree to execute any and all supplementary documents and to take all additional steps reasonably necessary to give full force and effect to the basic terms and intent of this Agreement.

     4.2 The Parties are fully informed of the terms, contents and conditions of this Agreement, and warrant that no promise or representation of any kind has been made to it by the Parties or by anyone acting on behalf of the Parties, except as expressly stated in this instrument. In making this settlement and signing this Agreement, the Parties represent that they have relied solely and completely upon their own judgment and upon the advice of their attorneys, and that they fully understand and voluntarily accept the terms of the Agreement.

     4.3 This Agreement shall be binding upon and inure to the benefit of all Parties, including all of their predecessors and successors in interest, parent and subsidiary corporations.

     4.4 All Parties represent and warrant: (a) that they are empowered to enter into this Agreement; (b) that no person or entity other than the Parties have or have had any interest in the claims, demands, obligations or causes of action referred to in this Agreement; (c) that the Parties are aware of no other person or entity who holds or intends to file a claim against either Plaintiff or Defendant relating to this Lawsuit; and (d) that the terms and conditions of this Settlement Agreement and Mutual Release shall be kept confidential by the Parties.

     4.5 The representations and warranties made by the Parties in this Agreement shall be deemed material to the rights and obligations of each other under this Agreement.

     4.6 This Agreement is entered into the State of Illinois and shall be construed and interpreted in accordance with its laws.

     IN WITNESS WHEREOF, the parties hereto subscribe their names. This Agreement may be executed in one or more counterparts, each of which will be deemed an original once all parties have signed one of the counterparts.

TROY D. WISEMAN, as Trustee of the Wiseman
Family Trust UDT 10/31/89

/s/TROY D. WISEMAN


/s/ RICHARD C. PEPLIN, JR.

COLEMENA CORPORATION
/s/ Anthony Q. Joffe, President

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